Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS RECORD 2006 RESULTS;

EPS INCREASED 19% TO $2.67 FROM $2.25;

FOURTH QUARTER EPS INCREASED 5% TO $.61 FROM $.58

Fourth Quarter Highlights (vs. 2005):

•	Earnings per share increased 5% to $.61 per share

•	Sales increased 15% to $582 million

•	Operating profit decreased 3% to $53 million

•	Operating profit margin was 9.2%, down from 10.9%

Twelve Months Highlights (vs. Twelve Months of 2005)

•	Earnings per share increased 19% to $2.67 per share

•	Sales increased 9% to $2.3 billion

•	Operating profit increased 16% to $248 million

•	Operating profit margin was 11.0%, up from 10.4%

STAMFORD, CONNECTICUT – January 29, 2007 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reports fourth quarter 2006 net income was $38.0 million, or $.61 per share, compared with net income of $35.3 million, or $.58 per share, in the fourth quarter of 2005.

Fourth quarter 2006 sales increased $75.3 million, or 15%, including core business growth of $19.1 million (4%), sales from acquired businesses (Cash Code, Dixie-Narco, Automatic Products, Telequip and Noble Composites) of $52.4 million (10%) and favorable foreign currency translation of $12.5 million (3%), reduced by lower sales from divested businesses (Resistoflex Aerospace and Westad) of $8.7 million (2%). Earnings per share was $.61 versus $.58 in the fourth quarter of 2005, as operating profit of $53 million versus $55 million in 2005 was more than offset by a reduced tax rate of 26.7% versus 31% in 2005. The reduced tax rate in the fourth quarter of 2006 reflected the passage of the federal research and development tax credit in the fourth quarter of 2006.

Order backlog at December 31, 2006 totaled $677 million, compared with backlog of $639 million at September 30, 2006 and $597 million at December 31, 2005.

“I am pleased with our 2006 record EPS, the strong performance of the Fluid Handling business, and the 20% increase in the annual dividend rate,” said Crane Co. president and chief executive officer, Eric C. Fast. “Fourth quarter 2006 results were negatively impacted by the integration of two unprofitable vending manufacturers which are important strategic additions to strengthen our industry leading positions. Our five acquisitions in 2006, and strong increases in the backlog in our late-cycle Aerospace and Fluid Handling businesses, position us to post our third consecutive year of record earnings in 2007.”

Cash Flow and Financial Position

Cash provided by operating activities was $78.8 million in the fourth quarter of 2006 compared with $77.4 million last year. Full year cash provided by operating activities was $181.7 million compared to $181.5 million in the prior year, and was lower than guidance of $200-$215 million primarily because of higher working capital needs. Net debt to total capitalization increased to 22.2% at December 31, 2006, compared with 13.1% at December 31, 2005, driven primarily by the $283 million expended in 2006 for the acquisitions of CashCode, Dixie-Narco, Automatic Products, Telequip Corporation, and Noble Composites. On November 20, 2006, the Company completed a 30-year, $200 million Notes offering, which will bear interest at a coupon rate of 6.55% per year. The net proceeds of the offering were used to repay indebtedness outstanding. In the fourth quarter of 2006, the Company also repurchased 605,000 shares of its common stock on the open market at a cost of $22.5 million. During 2006, the Company repurchased 1,553,000 shares on the open market at a cost of $60 million. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Segment Results

All comparisons below refer to the fourth quarter 2006 versus the fourth quarter 2005, unless otherwise specified.

Aerospace & Electronics

(dollars in millions)	Fourth Quarter		Change
	2006	2005
Sales	$145.9	$140.5	$5.4	4%
Operating Profit	$25.8	$25.2	$0.6	2%
Profit Margin	17.7%	18.0%

The fourth quarter 2006 sales increase of $5.4 million reflected a sales increase of $10.4 million in the Aerospace Group and a decrease of $5.0 million in the Electronics Group. Segment operating profit increased slightly over last year, as an increase of $3.9 million in Aerospace was partially offset by a $3.3 million decline in Electronics.

Aerospace Group sales of $98.3 million increased $10.4 million, or 12%, from $87.9 million in the prior year period. Resistoflex Aerospace, which was sold in May 2006, had sales of $4.6 million in the fourth quarter of 2005. Excluding Resistoflex Aerospace, sales increased $15.0 million or 18% over the fourth quarter of 2005. The $3.9 million increase in operating profit benefited from strong aftermarket sales growth. Backlog at the end of the fourth quarter of 2006 (excluding Resistoflex) increased 21% over the fourth quarter of 2005, positioning the Group for solid growth in 2007.

Electronics Group sales of $47.6 million decreased $5.0 million, or 10%, due to lower orders in microwave and electronic manufacturing services solutions. Operating profit decreased by $3.3 million from the fourth quarter of 2005 primarily reflecting the lower volumes and difficult comparisons to a strong 2005 fourth quarter. Strong orders in the custom power business in the fourth quarter resulted in Electronics backlog at year end being slightly higher than the prior year.

The Aerospace & Electronics segment backlog was $397 million at December 31, 2006 compared with $373 million at September 30, 2006 and $362 million at December 31, 2005.

Engineered Materials

(dollars in millions)	Fourth Quarter		Change
	2006	2005
Sales	$69.3	$69.3	—	—
Operating Profit	$11.7	$12.1	$(0.4)	(3)%
Profit Margin	16.9%	17.5%

The fourth quarter 2006 sales were equal to the prior year period as sales of $9.2 million from Noble Composites, acquired in September 2006, were offset by lower volume primarily to recreational vehicle manufacturers. Operating profit in 2006 was slightly reduced as the benefit of the Noble acquisition was offset by reduced operating profit in the existing business from lower sales and continued product support costs in the recreational vehicle market.

Merchandising Systems

(dollars in millions)	Fourth Quarter		Change
	2006	2005
Sales	$78.3	$36.2	$42.1	116%
Operating Profit	$0.4	$1.4	$(1.0)	(71)%
Profit Margin	0.5%	4.0%

Merchandising Systems sales increased $42.1 million, or 116%, reflecting increased Payment Solutions sales of $21.6 million from the CashCode and Telequip acquisitions and a $20.5 million increase in Vending Solutions sales from the acquisitions of Dixie-Narco and Automatic Products. Vending sales, excluding the acquired businesses, were down 7% reflecting weak demand. The results in the quarter were caused by losses in Vending Solutions of $5 million offset by the profits from the Payment Solutions acquisitions and at NRI. Losses in Vending Solutions were caused by reduced volumes, one-time costs associated with ramping up production following the relocation of Automatic Products manufacturing to our existing St. Louis facility, and the acquisition of Dixie-Narco.

On October 23, 2006, the Company announced that it had acquired Dixie-Narco, a manufacturer of can and bottle vending machines, for a purchase price of $46 million in cash. Dixie-Narco, which had 2006 sales of approximately $155 million, manufactures can and bottle vending machines primarily for well-known firms such as The Coca-Cola Company; PepsiCo, Inc.; and Dr. Pepper/Seven Up, Inc. This business had been unprofitable prior to the acquisition and significant changes to Dixie-Narco’s past business practices are underway to return it to profitability. While these changes will take a number of months to implement, management is confident about the longer term attractiveness of this acquisition.

Fluid Handling

(dollars in millions)	Fourth Quarter		Change
	2006	2005
Sales	$255.4	$230.9	$24.5	11%
Operating Profit	$22.8	$22.3	$0.5	2%
Profit Margin	8.9%	9.6%

The fourth quarter sales increased $24.5 million, or 11%, including $18.7 million (8%) of core sales, favorable foreign currency translation of $9.9 million (5%), partially offset by lower sales from the divestiture of Westad of $4.1 million (2%). Backlog at the end of the fourth quarter of 2006 (excluding Westad) increased 29% over the fourth quarter of 2005. Operating profit increased $0.5 million, or 2%, with improved Valve Group profits being largely offset by lower profits in Pumps & Systems.

Valve Group sales were $188.3 million in the fourth quarter of 2006 compared with $162.4 million in the fourth quarter of 2005, an increase of 16%. Valve Group core sales growth was $21.5 million (13%), favorable currency translation was $8.5 million (5%), partially offset by $4.1 million (2%) of sales of Westad. Core sales improved from increased demand for industrial valves, particularly from the chemical process and refining industries, and generally higher demand from many commercial applications. Operating profit increased 24%, from $14.7 million to $18.2 million, versus the prior year, reflecting higher sales and improved operating costs. Profit margin of 9.7% increased from 9.1% in the prior year.

Crane Pumps & Systems sales of $24.4 million decreased $3.1 million, or 11%, reflecting generally softer demand in residential building and municipal projects and the absence of approximately $1 million of pump sales to FEMA that occurred in 2005 related to Hurricane Katrina recovery efforts. Profit margin of 2.3% was down from 12.6% in the prior year primarily as a result of lower sales and costs associated with supply chain disruptions.

Crane Supply sales of $42.7 million increased $1.7 million, or 4%, primarily from favorable foreign currency translation. Profit margin was 9.5% in 2006, slightly below 9.9% in 2005.

The Fluid Handling segment backlog was $211 million at December 31, 2006, compared with $204 million at September 30, 2006 and $187 million at December 31, 2005 ($164 million excluding Westad).

Controls

(dollars in millions)	Fourth Quarter		Change
	2006	2005
Sales	$32.9	$29.5	$3.4	12%
Operating Profit	$2.7	$2.5	$0.2	8%
Profit Margin	8.2%	8.5%

Beginning with the fourth quarter of 2006, the Company has included the Wireless Monitoring Systems and Crane Environmental businesses in the Controls Segment, which were previously included in the Aerospace & Electronics and the Fluid Handling Segments, respectively. Results for the past three years adjusted for these changes are attached to this earnings release.

Sales improvements of $3.4 million, or 12%, were largely attributable to increased demand for products in the transportation, oil and gas exploration, gas transmission, and water treatment markets.

First Quarter and Full Year 2007 Guidance

Management expects earnings in the first quarter 2007 to be in the range of $.62 to $.68 per share, compared to $.61 per share in the first quarter 2006. On a full year basis, management is maintaining its 2007 earnings per share guidance of $2.80 to $2.95. The midpoint of the Company’s current 2007 EPS guidance represents an 8% increase above its EPS for 2006.

Management continues to expect free cash flow (cash flow from operations less capital expenditures) in 2007 will be in the range of $175-190 million. Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter’s financial results on Tuesday, January 30th, 2007 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics,

hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2007 – 2